Exhibit 5.1






                                                     September 24, 1996


ReliaStar Financial Corp.
20 Washington Avenue South
Minneapolis, MN  55401

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of 30,000 shares of common stock, without par value, of ReliaStar Financial Corp., a Delaware corporation (the "Corporation"), proposed to be issued by the Corporation in connection with the ReliaStar Deferred Compensation Plan for Nonemployee Directors, as amended, effective as of August 16, 1996 (the "Plan"), I have examined such Corporate records and other documents, including the Registration Statement on Form S-8 relating to such shares (the "Registration Statement") and the Rights Agreement as amended, relating to the rights to purchase preferred stock that are attached to such shares (the "Rights") and reviewed such matters of law that I have deemed necessary for this opinion, and I advise you that in my opinion:

     1. The Corporation is a corporation duly organized and existing under the laws of the State of Delaware.

     2. All necessary corporate action on the part of the Corporation has been taken to authorize the issuance and sale of such shares and Rights, and when such shares are issued pursuant to the Plan as contemplated in the Registration Statement, such shares will be legally and validly issued and fully paid and non-assessable, with the Rights attached thereto.

I hereby consent to inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Richard R. Crowl

Richard R. Crowl
Senior Vice President,
General Counsel and Secretary
ReliaStar Financial Corp.